UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 12, 2012

Del Frisco’s Restaurant Group, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 001-35611

Delaware	20-8453116
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

930 S. Kimball Ave., Suite 100

Southlake, TX 76092

(Address of principal executive offices, including zip code)

(817) 601-3421

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 13, 2012, Del Frisco’s Restaurant Group, Inc. (the “Company”) announced that Center Cut Hospitality, Inc., a wholly-owned subsidiary of the Company, entered into an Executive Employment Agreement with Mr. Jeff Carcara (the “Agreement”), pursuant to which Mr. Carcara will serve as Chief Operating Officer beginning on November 26, 2012.

Mr. Carcara served as senior director of operations for Seasons 52®, a restaurant concept within Darden’s Specialty Restaurant Group, from 2004 to November, 2012. While at Darden, Mr. Carcara was responsible for the operations and financial results of the Seasons 52® concept, lead a team of direct reports including five regional directors, designed an opening and training process, and created a talent management program. From 2003 to 2004, Mr. Carcara served as corporate director of food and beverage for the Kessler Collection Hotels where he led implementation of department upgrades, re-branded and created several hotel restaurants, and implemented a nationwide purchasing program. Earlier in his career, Mr. Carcara served in various positions with Houston’s, part of the Hillstone Restaurant Group, and Darden’s Bahama Breeze restaurant concept.

Pursuant to the Agreement, Mr. Carcara’s annual base salary will be $215,000, subject to an annual review by the Board of Directors or its designee beginning in the first quarter of fiscal 2014. In addition, the Agreement provides that Mr. Carcara is entitled to participate in all Company bonus compensation plans in respect of fiscal year 2013 and beyond and that his target bonus shall be at least 50% of his annual base salary. The Agreement also provides that Mr. Carcara will be reimbursed for all reasonable relocation and temporary living expenses incurred within the first twelve months of his employment. In addition to being eligible to receive all employee benefits extended to the Company’s full-time employees and its executive officers (including any deferred compensation plans), the Company will pay 100% of Mr. Carcara’s medical insurance premiums.

If Mr. Carcara’s employment is terminated by the Company without “Cause” or by Mr. Carcara for “Good Reason” (as those terms are defined in the Agreement), then Mr. Carcara shall receive his then-current base salary for six months following the date of termination and six months continued coverage of his medical premiums to the extent he receives COBRA coverage during such period. However, if Mr. Carcara’s employment is terminated by the Company without Cause or by Mr. Carcara for Good Reason within 180 days of a “Change of Control” (as defined in the Agreement), the period during which Mr. Caracara will receive severance benefits will be extended from six to twelve months. The payment of any severance benefits is conditioned upon Mr. Carcara’s execution of a separation agreement and general release of claims in favor of the Company and its affiliates. If Mr. Carcara’s employment is terminated due to “Disability” (as defined in the Agreement), Mr. Carcara will receive an amount equal to 50% of his then-current annual base salary. Notwithstanding the forgoing, if Mr. Carcara employment is terminated and he receives any severance in connection therewith, but the Company determines within 180 days of the termination that Cause existed on, prior to or after the date of termination, then Mr. Carcara shall no longer be entitled to any further severance benefits under the Agreement.

The Agreement also includes customary non-compete, non-solicitation and confidentiality covenants.

The foregoing summary of the Agreement is not complete and is qualified in its entirety by reference to the complete text of the Agreement, a copy of which is filed herewith as Exhibit 99.1 and incorporated herein by reference.

Mr. Carcara does not have any family relationship with any of the Company’s executive officers or directors, nor has he engaged in any related party transaction with the Company that would be required to be disclosed pursuant to Item 404 of Regulation S-K.

Item 9.01 Financial Statements and Exhibits

Exhibit 99.1 Executive Employment Agreement between Jeff Carcara and Center Cut Hospitality, Inc., dated November 12, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEL FRISCO’S RESTAURANT GROUP, INC.

Date: November 13, 2012	By:	/s/ Thomas J. Pennison, Jr.
Thomas J. Pennison, Jr.
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Executive Employment Agreement between Jeff Carcara and Center Cut Hospitality, Inc., dated November 12, 2012.